FOR IMMEDIATE RELEASE	Contact: Mark H. Burroughs (732) 542-2800
November 7, 2008	NASDAQ Symbol: OSTE

OSTEOTECH REPORTS 2008 THIRD QUARTER FINANCIAL RESULTS

Osteotech, Inc. (NASDAQ: OSTE), a leader in the emerging field of biologic products for regenerative healing, reported today that revenue for the three months ended September 30, 2008 was $24.1 million compared to $25.7 million for the three months ended September 30, 2007. The decline in third quarter 2008 revenue compared to the prior year was primarily driven by a $2.8 million reduction in private label DBM revenue, which was partially offset by a 6% increase in our base line revenue, which includes our Grafton, Xpanse, Plexur and traditional tissue franchises. Gross margin was 54% and 55% in the third quarter of 2008 and 2007, respectively. Net income for the three months ended September 30, 2008 was $58 thousand compared to net income of $1.6 million, or $.09 diluted earnings per share, for the third quarter of 2007.

Revenue for the nine months ended September 30, 2008 increased 2% to $79.2 million from $77.3 million for the nine months ended September 30, 2007. The revenue growth in 2008 compared to 2007 is mainly driven by a 6% increase in our base line revenue and $1.0 million in incremental revenue from the processing of donors, partially offset by a $3.1 million decline in private label DBM revenue. Gross margin was 53% for the first nine months of 2008 compared to 51% for the first nine months of 2007. Net income for the nine months ended September 30, 2008 was $2.6 million, or $.15 diluted earnings per share, compared to net income of $1.8 million, or $.10 diluted earning per share, for the same period in the prior year. Net income in 2008 included $1.0 million associated with the settlement of certain litigation, while net income for 2007 was negatively impacted by costs of $1.1 million related to the settlement of certain litigation.

Sam Owusu-Akyaw, Osteotech’s President and Chief Executive Officer, stated, “The transition of our business model is almost complete. Our new product development strategy is on track to deliver new biologic products to the marketplace. We continue to execute on our access distribution strategy and we built leverage into our back office structure and systems. I continue to be encouraged by the progress we are making. We are confident the new product introductions scheduled for 2009 and increased effectiveness of our distribution system will be the catalysts to allow us to continue the growth of our base line business.”

Mr. Owusu-Akyaw will host a conference call on November 7, 2008 at 9:00 a.m. Eastern Time to discuss 2008 third quarter financial results. You are invited to listen to the conference call by dialing 1-973-200-3375. The conference will also be simultaneously webcast at http://www.osteotech.com. Automated playback will be available two hours after completion of the live call, through midnight, on Friday, November 21, 2008, by dialing 1-706-645-9291 and indicating access code 66480835.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing OsteoBiologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech’s website at www.osteotech.com.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of November 7, 2008 and the Company does not intend to update this information.

- more -

OSTEOTECH, INC. and SUBSIDIARIES

CONSOLIDATED SEGMENT REVENUE DETAIL
(dollars in thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
DBM	$14,023	$17,044	$47,564	$48,687
Hybrid/Synthetic	816	528	2,187	1,169
Traditional Tissue	5,246	3,963	15,606	13,132
Spinal Allografts	1,943	2,292	6,479	8,301
Client Services	1,706	1,664	6,527	5,536
Other Product Lines	329	160	884	513

Revenue	$24,063	$25,651	$79,247	$77,338

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Revenue	$24,063	$25,651	$79,247	$77,338
Cost of revenue	11,182	11,443	37,622	38,023

Gross profit	12,881	14,208	41,625	39,315
Marketing, selling and general and administrative	10,476	10,981	33,479	33,105
Research and development	1,739	1,248	5,273	3,693

Operating income	666	1,979	2,873	2,517
Interest expense, net	(276)	(157)	(762)	(459)
Other income (loss)	(270)	(208)	953	(186)

Income before income taxes	120	1,614	3,064	1,872
Income tax provision	62	10	452	61
Net Income	$58	$1,604	$2,612	$1,811

Earnings per share:
Basic	$—	$.09	$.15	$.10
Diluted	$—	$.09	$.15	$.10
Shares used in computing earnings per share:
Basic	17,881,018	17,573,134	17,749,402	17,494,807
Diluted	17,993,900	17,990,101	17,854,319	17,858,501

- more -

OSTEOTECH, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$19,331	$22,777
Accounts receivable, net	20,420	19,353
Deferred processing costs	34,478	30,850
Inventories	1,375	1,171
Prepaid expenses and other current assets	2,842	3,957

Total current assets	78,446	78,108
Property, plant and equipment, net	35,427	34,508
Other assets	12,081	7,735

	$125,954	$120,351

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$21,659	$19,364
Current maturities of capital lease obligation	871	807
Total current liabilities	22,530	20,171
Capital lease obligation	13,407	14,069
Other liabilities	7,165	7,083

Total liabilities	43,102	41,323
Stockholders’ equity	82,852	79,028

	$125,954	$120,351

# # #